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                                             USAir, Inc.
                                             EXHIBIT 99
                                    AIRLINE OPERATING STATISTICS


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                                           Three Months Ended             Nine Months Ended
                                              September 30,                  September 30,
                                       --------------------------      --------------------------
                                                           Better                          Better
                                       1994      1993     (Worse)      1994      1993     (Worse)
                                       ----      ----     -------      ----      ----     -------

Revenue passengers (thousands) *      15,803    13,964     13.2 %     44,824    39,468     13.6 %

Total revenue passenger miles
 ("RPMs") (millions)                  10,308     9,337     10.4 %     28,978    26,402      9.8 %

Revenue passenger miles
 (millions) *                         10,199     9,263     10.1 %     28,626    26,166      9.4 %

Total available seat miles
 ("ASMs") (millions)                  16,020    15,376      4.2 %     45,862    44,665      2.7 %

Available seat miles
 (millions) *                         15,897    15,292      4.0 %     45,466    44,398      2.4 %


Passenger load factor  1) *             64.2 %    60.6 %    3.6 pts.    63.0 %    58.9 %    4.1 pts.


Breakeven load factor  2)               70.5 %    65.0 %   (5.5)pts.    67.8 %    61.5 %   (6.3)pts.


Passenger revenue per ASM *             9.32 c    9.75 c   (4.4)%       9.91 c   10.23 c   (3.1)%


Total revenue per ASM                  10.15 c   10.59 c   (4.2)%      10.79 c   11.03 c   (2.2)%


Cost per ASM                           10.74 c   10.94 c    1.8 %      11.14 c   11.11 c   (0.3)%


Yield (revenue per RPM) *              14.53 c   16.10 c   (9.8)%      15.74 c   17.36 c   (9.3)%


Cost of fuel per gallon                53.33 c   56.66 c    5.9 %      52.96 c   58.63 c    9.7 %


Gallons of fuel consumed
 (millions)                              313       296     (5.7)%        901       866     (4.0)%


 *  Scheduled service only.

 c  cents.

1)        Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).

2)        Breakeven load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.
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